UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34003	51-0350842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

622 Broadway New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 536-2842

Registrant’s Former Name or Address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 18, 2013, Take-Two Interactive Software, Inc. (the “Company”), following the approval of its Board of Directors, entered into an amendment (the “Amendment”) to the Non-Qualified Stock Option Agreement, dated August 27, 2007 (the “Option Agreement”), by and between the Company and ZelnickMedia Corporation (“ZelnickMedia”). Pursuant to the Option Agreement, and in connection with the Company’s Management Agreement with ZelnickMedia, in August 2007, the Company issued stock options to ZelnickMedia to acquire 2,009,075 shares of the Company’s common stock at an exercise price of $14.74 per share, which vested over 36 months and expire 10 years from the date of grant. All of the stock options are currently outstanding.

The Amendment permits ZelnickMedia to exercise the stock options under the Option Agreement on a “net exercise” basis by directing the Company to withhold a number of shares having a fair market value equal to aggregate exercise price. A net exercise of the ZelnickMedia options will result in less dilution to the market. The foregoing summary is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits:

10.1	Amendment to Non-Qualified Stock Option Agreement with ZelnickMedia Corporation, dated as of November 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

	By:	/s/ Lainie Goldstein
	Name:	Lainie Goldstein
	Title:	Chief Financial Officer

Date: November 18, 2013

EXHIBIT INDEX

Exhibits	Description

10.1	Amendment to Non-Qualified Stock Option Agreement with ZelnickMedia Corporation, dated as of November 18, 2013.